Exhibit 23.3

October 24, 2012

Boards of Directors

WBSB Bancorp, MHC

WBSB Bancorp, Inc.

Westbury Bank

200 South Main Street

West Bend, Wisconsin 53095

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and any amendments thereto to be filed with the Securities and Exchange Commission.  We also hereby consent to the inclusion of, summary of and references to our Pro Forma Valuation Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Westbury Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

RP Financial, LC.
RP FINANCIAL, LC.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 600	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com